EXHIBIT 10.6

PROMISSORY NOTE

USD $2,300,000.00	Seattle, Washington
June 8, 2010

FOR VALUE RECEIVED, Visualant, Incorporated, a Nevada corporation (“Maker”), promises to pay to James M. Gingo (“Holder”) at 12142 NE Sky Lane, Suite 130, Aurora, Oregon  97002-8730, or such other place as Holder from time to time may designate in writing, in lawful money of the United States, the total sum of Two Million Three Hundred Thousand and no/100 Dollars ($2,300,000.00) plus interest at the rate of three and one-half percent (3.5%) per annum, from the date of this Promissory Note (“Note”), but subject to adjustment as set forth in Section 1 below, in accordance with the terms set forth herein.  Any capitalized terms not otherwise defined herein shall have the meaning set forth in the Stock Purchase Agreement between Maker and Holder of even date herewith.

1.           Adjustment to Note Amount.  The amount of this Note shall be subject to adjustment as follows:  (a) in the event the total amount of the outstanding liability (including all accrued and unpaid interest) due by Holder to The Bonderson Family Living Trust under the Secured Promissory Note dated June 30, 2006, and the Secured Line of Credit Agreement dated June 5, 2008 (collectively, the “Bonderson Debt”), exceeds the sum of Six Hundred Thousand Dollars ($600,000.00) as of the Closing Date, the amount of this Note shall be increased by the difference between the amount of the Bonderson Debt and $600,000; and (b) in the event the total amount of the Bonderson Debt outstanding as of the Closing Date is less than $600,000, the amount of this Note shall be decreased by the difference between $600,000 and the amount of the Bonderson Debt.  In addition, the amount of this Note shall be adjusted to account for the amount of accrued interest due on the outstanding balance of the Bonderson Debt as of the date each installment payment is due under Section 4 below, and the amount of such accrued interest due on the Bonderson Debt shall be added to the amount of each installment payment made under Sections 4(a) and (b).

2.           Prepayment.  Maker may prepay this Note, in whole or in part, at any time and from time to time prior to the Maturity Date, without penalty or premium.  Any prepayment amount shall be applied first to any interest accrued on this Note, and then to the payment of unpaid principal on this Note.  A partial prepayment shall not defer or excuse installment payments required by Section 4 below.

3.           Maturity Date.  All principal and any accrued interest due hereunder shall be due and payable in full on June 8, 2013 (the “Maturity Date”).

4.           Installment Payments.  Maker shall make installment payments to Holder on this Note as follows:

(a)  The sum of Six Hundred Fifty Thousand Dollars ($650,000) plus the amount of the accrued interest on the Bonderson Debt, plus interest on the unpaid principal balance shall be paid to Holder on the earlier of: (i) the one-year anniversary date of this Note, or (ii) on the Maker’s closing of Two Million Five Hundred Thousand Dollars ($2,500,000.00) or more in aggregate financing (whether debt, equity or some combination thereof) after the date of this Note;

(b)  The sum of Six Hundred Fifty Thousand Dollars ($650,000) plus the amount of the accrued interest on the Bonderson Debt, plus interest on the unpaid principal balance shall be paid to Holder on the earlier of: (i) the two-year anniversary date of this Note, or (ii) on the Maker’s closing of Five Million Dollars ($5,000,000.00) or more in aggregate financing (whether debt, equity or some combination thereof) after the date of this Note; and

(c)  The remaining balance of this Note, plus interest thereon, shall be paid to Holder on the earlier of: (i) the Maturity Date set forth in Section 3 above; or (ii) on the Maker’s closing of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) or more in aggregate financing (whether debt, equity or some combination thereof) after the date of this Note.

5.           Transferability of Note.  This Note may be assigned, by operation of law or otherwise, by Maker to any affiliate or successor in interest to Maker, subject to the written consent of Holder.  The Holder may not transfer or assign this Note without the prior written consent of Maker.  Subject to the foregoing, the rights and obligations of the Maker and Holder of this Note shall be binding upon and inure to the benefit of the successors, heirs, administrators and permitted assigns and transferees of the parties.

6.           Security.  This Note is issued pursuant to a Stock Purchase Agreement between the Maker and Holder of even date herewith, and is secured by a Stock Pledge Agreement and a Security Agreement between the Holder and Maker of even date herewith.  Reference is made to the Stock Purchase Agreement, Stock Pledge Agreement and Security Agreement concerning additional terms and conditions pertaining to Holder's and Maker’s respective rights.

7.           Default Rate.  Upon the occurrence of any Default, any sum not paid as provided in this Note or in any instrument securing this Note, shall, at the option of Holder, without notice, bear interest from such due date at a rate of interest (the “Default Rate”) equal to four (4) percentage points per annum greater than the interest rate stated herein, or the maximum rate of interest permitted by law, whichever is the lesser, and, at the option of Holder, the unpaid balance of principal, accrued interest, plus any other sums due under this Note, or under any instrument securing this Note shall at once become due and payable, without notice, and shall bear interest at the Default Rate.

8.           Default.  Time is material and of the essence hereof with respect to the payment of any sums of any nature by Maker and the performance of all duties or obligations of the Maker.  Upon any Default, Holder, at his option and upon written notice to Maker, may accelerate this Note and all sums owing and to become owing hereunder shall become immediately due and payable.  A “Default” shall mean: (a) Maker’s failure to make any required installment payment on this Note pursuant to Section 4 above following receipt of written notice of nonpayment from Holder and Maker’s failure to make such required payment within ten (10) days following receipt of such notice; (b) the institution of any proceeding by or against Maker seeking to adjudicate Maker as bankrupt or insolvent, or seeking a reorganization, arrangement, adjustment or composition of Maker or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the appointment of a receiver, trustee or other similar official for Maker or for any substantial part of Maker’s property, which proceedings are not dismissed within sixty (60) days; or (c) any breach of any representations, warranties, covenants, or agreements and the expiration of any cure periods contained in this Note, the Stock Purchase Agreement, the Stock Pledge Agreement, and the Security Agreement.

9.           Waiver.   To the extent permitted by law, each and every maker, surety, guarantor, endorser, or signator to this Note, in whatever capacity, hereby waives presentment, demand, protest, notice of dishonor, and all other notices, and agrees that Holder may exercise his rights hereunder in any order and at any time, and may, without notice to or consent of any such person, and without in any way diminishing the obligations of any such person:  (a) deal with any such person with reference to this Note by way of forbearance, extension, modification, compromise or otherwise; (b) extend, release, surrender, exchange, compromise, discharge, or modify any right or obligation secured by or provided by the Stock Pledge Agreement and Security Agreement securing this Note (collectively, the “Security Documents”) or any other instrument securing this Note; or (c) take any other action which Holder may deem reasonably appropriate to protect his security interests in the property securing this Note (the “Collateral”).  Any such action(s) taken under the preceding sentence may be taken against one, all, or some of such persons, and Holder may take any such action against one differently than another of such persons, in Holder's sole discretion.

10.           Amendment.  Any provision of this Note may be amended or modified only upon the written consent of both the Maker and Holder of this Note.

11.            Expenses and Attorneys Fees.  If Holder is the prevailing party in any litigation instituted in connection with the Note; or if Holder or any other person initiates any judicial or nonjudicial action, suit, or proceeding in connection with the Note or the security therefor, and an attorney is employed by Holder to (a) appear in any action, suit, or proceeding, or (b) reclaim, seek relief from a judicial or statutory stay, sequester, protect, preserve or enforce Holder's interest in the Note, the Security Documents, or any other security for the Note (including, but not limited to, proceedings at appellate levels, under federal bankruptcy law, in eminent domain, under probate proceedings, or in connection with any state or federal tax lien), then, in any such event, Maker shall pay attorneys fees and costs and expenses incurred by Holder and/or his attorney in connection with the above-mentioned events and any appeals related to such events, including, but not limited to, costs incurred in searching records and the cost of appraisals.  If not paid within ten (10) days after such fees, costs, and expenses become due and written demand for payment is made upon Maker, such amount may, at Holder's option, be added to the principal of the Note and shall bear interest at the Default Rate.

12.           Governing Law.  This Note and the rights and obligations of the parties shall be governed by and construed in accordance with the internal laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable conflicts of laws principles.

13.           Security.  The indebtedness evidenced by this Note is secured by a Stock Pledge Agreement and a Security Agreement of even date and may be secured by other security instruments.

14.           Due on Sale or Encumbrance.

14.1           This Note is personal to Maker and not assignable.  In making it, Holder has relied on Maker's credit, Maker's interest in the Collateral, and the financial market conditions at the time this Note is made.  In the event of a sale, conveyance, transfer, or encumbrance of the title to or possession of all or part of the Collateral, directly or indirectly, either voluntarily, involuntarily or by operation of law, Holder may declare the entire balance of this Note immediately due and payable.

14.2           Assumption shall NOT release Maker or successor in interest from personal liability for payment and performance of the terms and conditions of this Note.

15.           Commercial Purpose.  The obligation evidenced by this Note is exclusively for commercial or business purposes.

NOTICE:  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

MAKER:

Visualant, Incorporated

/s/  Ronald P. Erickson

By:  Ronald P. Erickson
Its:   Chief Executive Officer